Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter 2015 Results

BATON ROUGE, Louisiana – (February 25, 2016) – H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2015.

FOURTH QUARTER 2015 SUMMARY:

•	Revenues decreased 8.2% to $273.2 million versus $297.8 million a year ago with decreased revenues in the distribution business partially offset by increased revenues in the rental business.

•	Net income was $12.0 million in the fourth quarter compared to $16.7 million a year ago, a decrease of $4.7 million, or 28.2%, from a year ago. The effective income tax rate increased to 41.6% compared to 40.4% a year ago.

•	EBITDA decreased 6.6% to $81.3 million from $87.1 million, yielding a margin of 29.8% compared to 29.2% a year ago.

•	Rental revenues increased 3.7%, or $4.1 million, to $115.0 million due to a larger fleet. Average rental rates this quarter increased compared to both a year ago and to last quarter.

•	Gross margin increased to 33.0% and was 31.9% a year ago.

•	Average time utilization (based on original equipment cost) was 72.0% compared to 72.4% a year ago and 73.7% in the third quarter of 2015. Average time utilization (based on units available for rent) was 69.3% compared to 67.4% last year and 70.2% last quarter.

•	Average rental rates increased 0.6% compared to a year ago and improved 0.4% compared to the third quarter of this year.

•	Dollar utilization was 35.5% compared to 35.8% a year ago.

•	Average rental fleet age at December 31, 2015, was 31.4 months, down from 31.7 months at the end of the last year and younger than the current industry average age of 42.4 months.

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

John Engquist, H&E Equipment Services’ chief executive officer, said, “We delivered solid results for the quarter and year despite the turmoil in the oil patch, the historic flooding that occurred in May, and the exceptional rainfall we saw in many of our end markets in the fourth quarter. Our rental business continues to strengthen, with revenues increasing 3.7% for the quarter and 9.6% for the year, and helped offset the weakness in our distribution business, specifically new crane sales. Once again, we achieved positive rental rate growth both year over year and sequentially over last quarter, which we believe demonstrates the ongoing strength in the non-residential construction markets. We believe the uncertainty over the direction of the economy will help drive increased rental penetration as our customers believe it is more prudent to rent rather than make large capital purchases.”

Engquist concluded, “In terms of 2016, non-residential construction activity remains strong across our footprint, especially in the Gulf Coast where a significant number of large capital projects remain on schedule to begin over the next several years. Furthermore, the Gulf Coast region continues to experience the highest levels of commercial construction starts and activity in the U.S. However, until the oil patch rebounds and stabilizes, we expect to continue to have limited visibility into our distribution business. At 31.4 months, we continue to utilize the youngest fleet in the industry, which allows us to take a conservative approach to capital spending in 2016. We intend to closely monitor manufacturer inventory levels and make our cap-ex decisions as close to the point of need as possible. We believe we can react to market demand, positive or negative, very quickly.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2015:

Revenue

Total revenues decreased 8.2% to $273.2 million from $297.8 million in the fourth quarter of 2014. Equipment rental revenues increased 3.7% to $115.0 million compared with $110.8 million in the fourth quarter of 2014. New equipment sales decreased 28.0% to $62.7 million from $87.2 million in the fourth quarter of 2014. Used equipment sales decreased 5.4% to $35.2 million compared to $37.2 million in the fourth quarter of 2014. Parts sales decreased 12.5% to $26.7 million from $30.6 million in the fourth quarter of 2014. Services revenues increased 3.7% to $16.5 million compared to $15.9 million a year ago.

Gross Profit

Gross profit decreased 5.1% to $90.2 million from $95.0 million in the fourth quarter of 2014 on lower revenues. Gross margin increased to 33.0% for the quarter ended December 31, 2015, compared to gross margin of 31.9% for the quarter ended December 31, 2014.

On a segment basis, fourth quarter 2015 gross margin on rentals was 47.5% compared to 49.3% in the fourth quarter of 2014 due to increased rental expenses as a percentage of comparative equipment rental revenues. On average, rental rates increased 0.6% compared to the fourth quarter of 2014. Time utilization (based on original equipment cost) was 72.0% in the fourth quarter of 2015 compared to 72.4% a year ago.

Gross margin on new equipment sales was 10.4% in the fourth quarter of 2015 compared to 11.9% in the fourth quarter a year ago, and gross margin on used equipment sales was 30.2% compared to 29.9% a year ago. Gross margin on parts sales was 26.7% in the fourth quarter of 2015 and 27.7% a year ago. Gross margin on service revenues was 65.6% compared to 64.6% in the prior year.

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

Rental Fleet

At the end of the fourth quarter of 2015, the original acquisition cost of the Company’s rental fleet was $1.3 billion, an increase of $43.2 million from $1.2 billion at the end of 2014. Dollar utilization was 35.5% during the fourth quarter of 2015 compared to 35.8% for the fourth quarter of 2014.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2015 were $57.6 million compared with $54.2 million last year, a $3.4 million increase, or 6.4%. The net increase in SG&A expenses is primarily a result of increased employee benefit costs, other employee costs, facility and related expenses, leasing costs, bad debt expense and depreciation expense. Of the $3.4 million increase, $1.8 million was attributable to new branch expenses compared to a year ago. For the fourth quarter of 2015, SG&A expenses as a percentage of total revenues were 21.1% compared to 18.2% a year ago.

Income from Operations

Income from operations for the fourth quarter of 2015 was $33.5 million, or 12.3% of revenues, compared with $41.2 million, or 13.8% of revenues, a year ago.

Interest Expense

Interest expense for the fourth quarter of 2015 was $13.4 million compared to $13.6 million in the fourth quarter of 2014.

Net Income

Net income was $12.0 million, or $0.34 per diluted share, compared to net income of $16.7 million, or $0.47 per diluted share, a year ago. The effective income tax rate increased to 41.6% compared to 40.4% a year ago due to lower favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for the fourth quarter of 2015 decreased 6.6% to $81.3 million compared to $87.1 million a year ago. EBITDA, as a percentage of revenues, was 29.8% compared to 29.2% a year ago.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2015:

Revenue

Total revenues decreased 4.6%, or $50.6 million, to $1.04 billion from $1.09 billion in 2014. Equipment rental revenues increased 9.6% to $443.0 million compared with $404.1 million in 2014. New equipment sales decreased 27.4% to $238.2 million from $328.0 million in 2014. Used equipment sales decreased 3.9% to $118.3 million compared to $123.2 million in 2014. Parts sales decreased 2.3% to $111.1 million from $113.7 million in 2014. Services revenues increased 4.3% to $64.0 million compared with $61.3 million a year ago.

Gross Profit

Gross profit decreased 0.6% to $345.7 million from $347.9 million in 2014 on lower revenues. Gross margin was 33.2% for 2015 as compared to 31.9% for 2014.

On a segment basis, gross margin on rentals decreased to 47.2% in 2015 from 48.5% in 2014 primarily due to increased depreciation and rental expense as a percentage of equipment rental revenues. On average, 2015 rental rates increased 1.3% as compared to 2014. In 2015, time utilization (based on original equipment cost) was 70.9% compared to 72.2% last year.

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

Gross margin on new equipment sales was 10.9%, down from 11.7% in 2014. Gross margin on used equipment sales increased to 31.3% from 31.0%. Gross margin on parts sales decreased to 27.3% from 28.7%. Gross margin on service revenues was 66.1% compared to 64.9% in 2014.

Selling, General and Administrative Expenses

SG&A expenses for 2015 were $220.2 million compared with $206.5 million last year, an increase of $13.7 million, or 6.7%. The net increase in SG&A expenses was primarily a result of increased salaries, wages, payroll taxes, related employee costs, facility costs, professional and service fees, leasing costs, liability insurance costs, depreciation expense, promotional expenses and bad debt expense. Of the $13.7 million increase, $4.4 million was attributable to new branch expenses compared to a year ago. In 2015, SG&A expenses as a percentage of total revenues were 21.2% compared to 18.9% in 2014.

Income from Operations

Income from operations in 2015 was $128.2 million, or 12.3% of revenues, compared to $143.7 million, or 13.2% of revenues, in 2014.

Interest Expense

Interest expense in 2015 was $54.0 million compared to $52.4 million in 2014.

Net Income

Net income was $44.3 million, or $1.25 per diluted share, compared to $55.1 million, or $1.56 per diluted share, a year ago. The effective income tax rate increased to 41.5% in 2015 compared to 40.5% in 2014 due to lower favorable permanent differences in relation to pre-tax income.

EBITDA

EBITDA for 2015 increased $4.6 million to $316.2 million from $311.6 million in 2014. EBITDA as a percentage of revenues was 30.4% in 2015 compared to 28.6% in 2014.

Non-GAAP Financial Measures

This press release contains a certain Non-GAAP measure (EBITDA). Please refer to our Current Report on Form 8-K for a description of this measure and a discussion of our use of this measure. EBITDA as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, this Non-GAAP measure is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter results today, February 25, 2016, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0844 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on February 25, 2016, and will continue through March 5, 2016, by dialing 719-457-0820 and entering confirmation code 3494628.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 25, 2016, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 77 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and services operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) our inability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve; (3) the impact of conditions of the global credit and commodity markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Equipment rentals	$114,952	$110,834	$443,024	$404,110
New equipment sales	62,707	87,150	238,172	328,036
Used equipment sales	35,225	37,233	118,338	123,173
Parts sales	26,733	30,550	111,133	113,732
Service revenues	16,502	15,920	63,954	61,292
Other	17,089	16,074	65,210	60,069

Total revenues	273,208	297,761	1,039,831	1,090,412

Cost of revenues:
Rental depreciation	40,968	39,954	162,089	146,055
Rental expense	19,428	16,230	71,950	61,916
New equipment sales	56,167	76,749	212,235	289,526
Used equipment sales	24,577	26,112	81,338	84,936
Parts sales	19,606	22,078	80,830	81,106
Service revenues	5,676	5,643	21,693	21,507
Other	16,635	15,975	63,964	57,428

Total cost of revenues	183,057	202,741	694,099	742,474

Gross profit	90,151	95,020	345,732	347,938

Selling, general, and administrative expenses	57,642	54,156	220,226	206,480
Gain on sales of property and equipment, net	968	354	2,737	2,286

Income from operations	33,477	41,218	128,243	143,744
Interest expense	(13,355)	(13,610)	(54,030)	(52,353)
Other income, net	380	350	1,463	1,293

Income before provision for income taxes	20,502	27,958	75,676	92,684

Provision for income taxes	8,535	11,281	31,371	37,545

Net income	$11,967	$16,677	$44,305	$55,139

NET INCOME PER SHARE
Basic – Net income per share	$0.34	$0.47	$1.26	$1.57

Basic – Weighted average number of common shares outstanding	35,314	35,208	35,272	35,159

Diluted – Net income per share	$0. 34	$0.47	$1.25	$1.56

Diluted – Weighted average number of common shares outstanding	35,421	35,272	35,343	35,249

Dividends declared per common share	$0.275	$0.25	$1.05	$0.50

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H&E Equipment Services Reports Fourth Quarter 2015 Results

February 25, 2016

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31, 2015	December 31, 2014
Cash	$7,159	$15,861
Rental equipment, net	893,393	889,706
Total assets	1,301,087	1,358,804
Total debt (1)	816,764	892,018
Total liabilities	1,158,499	1,225,437
Stockholders’ equity	142,588	133,367
Total liabilities and stockholders’ equity	$1,301,087	$1,358,804

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amount outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net income	$11,967	$16,677	$44,305	$55,139
Interest expense	13,355	13,610	54,030	52,353
Provision for income taxes	8,535	11,281	31,371	37,545
Depreciation	47,441	45,500	186,457	166,514

EBITDA	$81,298	$87,068	$316,163	$311,551

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